UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FIRST HAWAIIAN, INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Stockholders,

We are writing to provide additional information on the rationale for the changes made to the structure of the 2019 equity awards granted to our named executive officers (“NEOs”). The Board continues to unanimously recommend that you cast your vote FOR all proposals on First Hawaiian’s 2020 Annual Meeting of Stockholders ballot, including Proposal 3 – to adopt an advisory (non-binding) resolution to approve the compensation of our NEOs. We hope this information is helpful in your independent evaluation of such “say on pay” proposal.

Before 2019, We Were a Controlled Company Subject to European Compensation Regulations

2019 marked the first fiscal year for which the Compensation Committee (the “Committee”) was able to set the structure of executive compensation awards without regard to European remuneration rules (known as “CRD IV”). First Hawaiian was previously controlled by BNP Paribas (“BNPP”), a large European bank, which fully exited its position in the Company in early 2019. As a result, for earlier periods, including fiscal years 2017 and 2018, the Company was subject to CRD IV, which, among other requirements, emphasized cash compensation over equity compensation and restricted the design of variable compensation plan awards for the Company’s Chief Executive Officer (“CEO”) and other NEOs. For example, such rules limited the portion of the CEO’s total compensation that could be variable instead of fixed and limited our ability to provide incentive compensation to reward NEOs for above-target performance. The impact of CRD IV also resulted in the creation of the annual $190,000 role-based allowance for the CEO. Following the Company’s separation from BNPP in 2019, the Committee, in consultation with its independent compensation consultant, made changes to its compensation program to be more competitive and consistent with the programs of its U.S.-based peers.

Rationale: We Made Compensation Changes in 2019 to Align with U.S. Pay Practices

Three key philosophical considerations informed the Committee’s decisions in 2019:

•	A significantly higher proportion of the CEO’s compensation should consist of equity compensation;

•	A substantial portion of CEO compensation should consist of variable, long-term performance-based compensation; and

•	Long-term incentive compensation should provide NEOs with the opportunity to earn an amount above the target payout level should they achieve performance above the target performance achievement level.

The Committee noted that over 90% of peer institutions offering performance-based compensation provided a potential payout at or above 150% of target. In comparison, the Company’s Long-Term Incentive Plan (the “LTIP”) awards for the 2017-2019 and 2018-2020 performance cycles were capped at 100% of the target payout, regardless of performance, and thus did not incentivize participants to achieve above target performance.

Based on these philosophical underpinnings, in 2019, the Committee made significant changes to the structure of awards under the LTIP. For the 2019-2021 performance cycle, the Committee determined to divide long-term incentive compensation into two equal parts: (1) restricted shares that time-vest ratably over a three-year period; and (2) performance shares that vest after three years based on the achievement of performance goals relative to peer performance. The performance shares may be earned between 0% and 200% of the target payout level depending on how the Company performs relative to the specified performance goals, and include a modifier of plus or minus 25% based on total shareholder return (“TSR”), but subject to the overall payout cap of 200%. The Committee reasoned that the performance shares would provide an appropriate incentive to achieve or exceed performance targets contributing to long-term stockholder value creation, and the time-vesting restricted shares would provide a balanced retention incentive over the same three-year period. The 50%/50% mix between restricted shares and performance shares was designed to be more aligned to the pay mix of the Company’s peer group, as over 75% of peer CEOs received time-based equity awards. Moreover, the Committee capped the payout under the annual bonus plan at 150% of target, which was below average peer maximums, in order to place greater emphasis on long-term, performance-based compensation.

The Committee also made other significant changes in 2019 to the compensation structure:

•	Froze the Supplemental Executive Retirement Plan (the “SERP”), a legacy compensation program in which the CEO participates;

•	Eliminated all tax gross-ups (the Company previously provided tax reimbursements on SERP accruals and Company paid life insurance premiums);

•	Starting in 2020, terminated the CEO’s annual $190,000 role-based allowance;

•	Set performance metrics for LTIP awards for the 2019-2021 performance cycle based on the Company’s performance relative to its peer group, as opposed to LTIP awards for prior performance periods that were based 50% on absolute performance measures; and

•	Reduced the minimum LTIP payout from 37.5% of target to 0% of target.

2019 Realignment of Compensation Practices Affected CEO Summary Compensation Table Disclosure

Reflecting these LTIP design enhancements, the Stock Awards amount for the CEO, as set forth in the Summary Compensation Table in the Company’s 2020 Proxy Statement filed on March 13, 2020 (the “Proxy Statement”), increased from $543,965 for 2018 to $1,999,987 for 2019. Much of the increase is due to the Committee’s determination in 2019 to emphasize long-term, equity compensation over short-term cash compensation. The Committee notes that, in providing the CEO with a higher equity grant in 2019, it also reduced the CEO’s annual cash bonus (from $2,089,850 for 2018 to $1,034,170 for 2019), froze the SERP and, starting in 2020, eliminated the role-based allowance.

These increases shown in the Summary Compensation Table occurred at a time when the Company’s TSR for the three-year period ended December 31, 2019 was 4.70%, at the 50th percentile of the TSR over that same period for the KBW Regional Banking Index. The Company notes that between January 1, 2017 and the time BNPP exited its position in the Company in early 2019, the Company completed five public offerings of its common stock. These offerings significantly increased the public stock float during that period and may have disrupted normal TSR performance during that period.

* * *

The Company hopes that this information is helpful to our stockholders and thanks you for your careful consideration of this proposal. The Committee takes very seriously the need to align compensation with performance and believes that its 2019 compensation program accomplished this objective.

3